UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2009

Red Trail Energy, LLC
(Exact Name of Registrant as Specified in Its Charter)

North Dakota	000-52033	76-0742311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 11, 3682 Highway 8 South
Richardton, North Dakota 58652
(Address of Principal Executive Offices)(Zip Code)

701-974-3308
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 18, 2009, Red Trail Energy, LLC (the “Company”) mailed a letter to all members of the Company, providing information and seeking to gauge North Dakota resident members’ interest regarding a proposed offering of securities pursuant to the Company’s proposed corn procurement program (the “Program”).

The letter provides the following information related to the Program:

•
The Program would allow the Company to purchase corn at a discount to market prices today in exchange for the repayment of that discount and the opportunity, for those that participate, to receive future incentives based on the Company’s financial performance.

•
Part of the corn discount provided to the Company would be repaid in Class A Membership Units, and another part of the corn discount would be repaid in cash provided that the Company meets certain financial benchmarks.

•	The incentive payment may be made in cash, Class A Membership Units, or both, and would be likewise dependent on the Company meeting certain financial benchmarks.

•
The Program, if implemented, would remain in effect for three years, and full participation in the Program would help ensure an adequate supply of corn to the plant and decrease the need for the Company to purchase corn via unit trains.

•	The Company projects that implementation of the Program will improve its financial condition when compared to its projected financial position absent the Program.

Forward-Looking Statements:

This Form 8-K contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the “Forward-Looking Statements” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in conjunction with other SEC reports filed by the Company that discuss important factors that could cause actual results to differ materially. The Company expressly disclaims any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Trail Energy, LLC
Date: September 18, 2009	By /s/ Mark E. Klimpel
	Name:	Mark E. Klimpel
	Title:	Chief Financial Officer